EXHIBIT 99.1








May 3, 1996                                       Contact: Eric W. Miller
                                                  402-255-3748 (office)
                                                  402-390-7188 (FAX)
                                                  ericm@dtn.com (e-mail)

                                                  Brian Larson
                                                  402-255-3757 (office)
                                                  402-390-7188 (FAX)
                                                  brianl@dtn.com (e-mail)

DTN ANNOUNCES CLOSING OF "ASSET ACQUISITION"
OF FARM DAYTA FROM BROADCAST PARTNERS

         Omaha, NE -- Data  Transmission  Network  Corporation (DTN) (NASDAQ/NMS
Symbol: DTLN) announced the closing of the "Asset Acquisition" today and the terms are as follows: DTN acquired substantially all the assets of Broadcast Partners (BP) in the acquisition for $63.5 million and the assumption of certain current liabilities estimated to be $9.5 million. These liabilities are primarily obligations associated with the subscription agreements (unearned revenue) and trade payables.

         DTN financed the acquisition with a combination of equity and senior debt. The equity was privately placed and included 316,000 shares of common stock for approximately $15,000,000. The remaining debt portion of $48,500,000 is provided under DTN's senior bank credit agreement. The debt financing portion is structured as six year term notes with interest at a rate of 8.25% through June 30, 1999 and then adjusted to the three year treasury




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DTN ANNOUNCES CLOSING OF "ASSET  ACQUISITION",  PAGE 2

plus 2.00%. The principal is scheduled to be repaid in seventy-two equal monthly installments commencing on January 31, 1997.

         DTN will receive approximately 39,000 agricultural subscribers. The acquisition will bring the total DTN subscribers in the agribusiness industry to more than 115,000 and the total DTN subscribers for all services to over 140,000. The company will not convert Farm Dayta subscribers' systems to DTN equipment and will continue to market the services under the "Farm Dayta" name. DTN will maintain the current facilities in Des Moines, Iowa.

         The following audited financial and operating data for Broadcast Partners is for fiscal year ending August 31, 1995. BP had revenues of $20,025,300 for the fiscal year ended August 31, 1995. BP had operating cash flow $8,360,800 for fiscal year ended August 31, 1995. BP had subscribers of 36,000 as of August 31, 1995 (with average fiscal 1995 billable subscribers of approximately 33,000). BP had total assets of $34,720,000 for fiscal year ended August 31, 1995.

         DTN Management estimates with implementation of most of the synergistic opportunities (within 12 months) annualized operating cash flow from this acquisition will be in the range of $13 to $14 million dollars.

         Broadcast Partners, a general partnership, was formed by Farmland Industries, Inc.; Pioneer Hi-Bred International, Inc. (NYSE:PHB); and the IAA Communications Company pursuant to the provisions of the Delaware Uniform Partnership Act. The




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DTN ANNOUNCES CLOSING OF "ASSET  ACQUISITION",  PAGE 3

partnership was formed to develop and operate a broadcast information network system, primarily for the agricultural industry.

         Data Transmission Network Corporation is an information and communication services company with over 140,000 subscribers in the U.S. and Canada. The company has services for the agriculture, automotive, energy, farm implement, financial, mortgage, produce and weather-related industries.
























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